UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On April 29, 2026, the Radoff-JEC Group issued the following press release:

The Radoff-JEC Group Responds to Seer, Inc.’s Rejection of April 24th Acquisition Proposal

Emphasizes that Stockholders Cannot Trust CEO Omid Farokhzad, M.D. and the Incumbent Board to Create Value for Stockholders Based on Their Record of Chronic Financial Underperformance and Stockholder Value Destruction

Urges Seer’s Independent Directors and Financial Advisor to Reevaluate the Radoff-JEC Group’s Proposal in Advance of May 2nd Expiration

Reaffirms its Commitment to Holding the Board Accountable by Electing Three Highly Qualified, Independent Directors Who Are Best Suited to Rebuilding Value at Seer and Overseeing a Credible Strategic Review Process for the Benefit of All Stockholders

HOUSTON, TX--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.6% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today issued the following statement in response to the Seer Board of Directors’ (the “Board”) rejection of the Radoff-JEC Group’s improved non-binding proposal to acquire the Company for $2.35 per share in cash plus a contingent value right.

“The rejection of our improved acquisition proposal is the latest evidence that the Board is not acting in the best interests of all stockholders, the true owners of Seer. Our proposal is fully financed and provides stockholders immediate cash at a 39% premium to Seer’s unaffected stock price, as well as an opportunity to benefit considerably from the monetization of the Company’s assets. More importantly, our proposal offers investors a superior path to the one provided by Seer’s continuing abysmal performance under the current leadership team.

True to form, the Board – through its financial advisor, Perella Weinberg Partners LP – declined to engage with us to learn about our proposal or negotiate a transaction. Based on the Board’s statement that our proposal ‘fails to reflect the value of Seer’s platform,’ it seems the Board did not properly understand the contingent value right included in our proposal, as any value in Seer’s assets would be unlocked via the auction process we intend to run for the benefit of all stockholders. Furthermore, in its rejection, the Board expressed its confidence ‘that Seer’s strategy, platform and team will create value well in excess of the proposal.’ Given that Seer has produced negligible growth over the past half-decade, stockholders have every reason to distrust that this Board and management team are capable of delivering on this promise.

CEO Omid Farokhzad, M.D. has destroyed more than $1 billion in investor capital across Seer, BIND Therapeutics, Selecta Biosciences, Tarveda Therapeutics and Senti Biosciences. In each of these cases, the company either went bankrupt or the share price declined more than 90% – or, in some cases, both. An analysis of Dr. Farokhzad’s stock sales and compensation at these companies shows that he generally made money while other investors lost money, and in multiple instances, he departed his roles, freeing him to dump his shares, before these companies suffered financial distress.

Seer is no exception to Dr. Farokhzad’s track record. Under his leadership, Seer has failed on every metric, including a share price decline of over 90% since its IPO,1 more than $465 million2 in cumulative reported losses and virtually no revenue growth. At the same time, Dr. Farokhzad has sold over $103 million worth of Seer shares. In other words, Dr. Farokhzad has personally sold nearly as much stock as the Company’s current entire market capitalization.

It should be clear that saying ‘Trust us’ is not a good enough response from this Board given Dr. Farokhzad’s track record in general and specifically at Seer over the past half-decade. In its evaluation of our proposal, we do not believe the Board should consider or rely on any projections, statements or analysis from Dr. Farokhzad. While we respect director Robert Langer, Sc.D. as a scientist, nobody should understand this statement better than him. After all, he has had a front-row seat to each of Dr. Farokhzad’s five spectacular failures.

Our improved offer does not expire until May 2, 2026, and we urge the independent members of the Board and its financial advisor to engage with us and negotiate a transaction that will benefit all stockholders while rescuing the Company from its inevitable destruction – if it follows the trajectory of Dr. Farokhzad’s other companies – under Dr. Farokhzad’s leadership.

Whether the Board engages with us or not, at this year’s Annual Meeting, we will give stockholders the opportunity to hold the incumbent Board accountable for years of value destruction and poor operating results. Stockholders will be able to elect three new, independent and qualified directors – Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini – who bring the requisite public company governance, capital allocation and M&A expertise to rebuild value at Seer and oversee a credible strategic review process for the benefit of all stockholders.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff and Michael Torok, together with the other participants named herein (collectively, the “Radoff-JEC Group”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

THE RADOFF-JEC GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

1 Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial non-binding proposal to acquire the Company.

2 The Company’s Form 10-K for the year ended December 31, 2025.

The participants in the anticipated proxy solicitation are expected to be The Radoff Family Foundation (“Radoff Foundation”), Bradley L. Radoff, JEC II Associates, LLC (“JEC II”), The MOS Trust (“MOS Trust”), MOS PTC, LLC (“MOS PTC”), Michael Torok, Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini.

As of the date hereof, Radoff Foundation directly beneficially owns 500,000 shares of Class A Common Stock, par value $0.00001 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 2,110,232 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 500,000 shares of Common Stock directly beneficially owned by Radoff Foundation, which, together with the 2,110,232 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 2,610,232 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, JEC II directly beneficially owns 1,167,296 shares of Common Stock. As of the date hereof, MOS Trust directly beneficially owns 215,000 shares of Common Stock. MOS PTC, as the trustee of MOS Trust, may be deemed to beneficially own the 215,000 shares of Common Stock directly beneficially owned by MOS Trust. As of the date hereof, Mr. Torok directly beneficially owns 285,000 shares of Common Stock. Mr. Torok, as the Manager of JEC II and a Manager of MOS PTC, may be deemed to beneficially own the 1,382,296 shares of Common Stock directly beneficially owned in the aggregate by JEC II and MOS Trust, which, together with the 285,000 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 1,667,296 shares of Common Stock beneficially owned by Mr. Torok. As of the date hereof, each of Dr. Berman and Messrs. Horowitz and Rinaldini does not beneficially own any shares of Common Stock.

Contacts

Greg Lempel

greg@fondrenlp.com